Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 8, 2018 (except for the effects of the retrospective impact of the reverse stock split described in Note 16, as to which the date is December 3, 2018) with respect to the consolidated financial statements included in the Annual Report of iPass Inc. on Form 10-K for the year ended December 31, 2017. We consent to the incorporation by reference of said report in the Registration Statements of Pareteum Corporation on Forms S-3 (File Nos. 333-227912, 333-225574 and 333-213575) and on Forms S-8 (File Nos. 333-227789, 333-218715, 333-224279, 333-177205, 333-135971 and 333-152276).

/s/ Grant Thornton LLP

San Francisco, California

March 11, 2019